Exhibit 99.1
AGREEMENT
TO JOINTLY FILE SCHEDULE 13D
The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13D and any future amendments thereto reporting each of the undersigned’s ownership of securities of Lakes Entertainment, Inc. and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned.
Date: October 14, 2008

/s/ Neil Sell
Neil Sell, Individually, and as Trustee of
The Bradley Berman Irrevocable Trust
The Julie Berman Irrevocable Trust
The Jessie Lynn Berman Irrevocable Trust and
The Amy Berman Irrevocable Trust

/s/ Douglas Dalton
Douglas Dalton, as Trustee of
The Bradley Berman Irrevocable Trust
The Julie Berman Irrevocable Trust
The Jessie Lynn Berman Irrevocable Trust and
The Amy Berman Irrevocable Trust